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                                                                 EXHIBIT 10.10.5

                            EMPLOYMENT AGREEMENT


     THIS AGREEMENT ("Agreement"), effective August 1, 1999, between FirstAmerica Automotive, Inc. ("FAA", "Employer" or "Corporation"), and Charles Oglesby ("Employee"). Employee began employment on September 1, 1998 ("Commencement Date"). This Agreement's purpose is to establish in writing all the terms and conditions of that employment, and specifically incorporates the Non-Disclosure and Confidentiality Agreement.


Section 1.   Position and Duties.

     Employee shall be employed by the Corporation as its President and Chief Operating Officer, reporting to the Corporation's Chief Executive Officer ("CEO"), as of the Commencement Date. As President and Chief Operating Officer, Employee agrees to devote his full business time, energy and skill to his duties with the Corporation. These duties shall include, but are not limited to, any duties consistent with the job position which may be assigned to Employee from time to time by the Corporation's CEO. Employee shall be subject to all the same rules, policies and procedures of Employer to the extent they do not directly contradict the terms of this Agreement. Employer retains the right to modify or eliminate any rule, policy or procedure at any time at its sole discretion.


Section 2.   Term.

     Employee's employment with the Corporation pursuant to this Agreement is "at-will" and is for no specified period of time beginning, subject to the provisions regarding termination set forth below. Upon the termination of Employee's employment with the Corporation, for any reason, neither Employee nor the Corporation shall have any further obligation or liability to the other, except as set forth in paragraphs 5 or 6 below. Any modification or rescission of this "at-will" relationship must be in writing signed by the CEO of the Corporation.


Section 3.   Basic Compensation.

     The Employer shall pay compensation to the Employee as set forth herein. Such compensation shall be reviewed annually and modified as determined by the sole discretion of the Corporate Board of Directors.


Salary
------

     An annual base salary of $500,000 (five hundred thousand dollars), approximately $41,667 (Forty-one thousand six hundred and sixty-seven dollars) per month gross pay per month, will be paid to Employee, subject to applicable withholding, in accordance with the Corporation's normal payroll procedures (the "Base Salary").


Benefits
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     Employee shall have the right, on the same basis as other members of senior management of the Corporation, to participate in and to receive benefits under any of the Corporation's employee benefit plans, including the medical, dental, vision and disability group insurance plans, if any. Employee shall also be entitled to participate in any retirement plan maintained by the Corporation for which he is eligible in accordance with its terms. In addition, Employee shall be entitled to the benefits afforded to other members of senior management

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under the Corporation's vacation, holiday and business expense reimbursement policies as outlined in the Employee Handbook.


Bonus
-----

     Eligibility for an annual bonus of 60% of Employee's annual base salary will be based on performance criteria to be determined by the CEO in accordance with personal performance and corporate performance.


Corporate Vehicle
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     Employee will be provided a corporate vehicle (and all associated expenses) commensurate with his executive position.


Expense Reimbursement
---------------------

     Upon receipt of proper documentation establishing the amount of such expenses, the Corporation shall reimburse Employee for any reasonable business expenses incurred.


Section 4.   Stock Options.

     Beginning with the Commencement date, Employee shall be granted a non-statutory stock option to purchase 300,000 shares of the Corporation's Common Stock at a strike price of $4.00 per share. Provided Employee remains an employee of the Corporation, these shares shall vest at the rate of 5,000 shares per month following the Commencement Date. In the event that Employee terminates his employment with the Corporation for Good Reason (as defined in paragraph 5(c), below) following a Transfer of Control (as also defined in paragraph 5(c), below), then, in addition to the benefits set forth in paragraph 5, Employee shall become immediately vested in all of the shares subject to the Initial Stock Option, effective as of the date ten days prior to the Transfer of Control.

     Except as otherwise provided herein, the Initial Stock Option shall be subject to the terms and conditions of the Corporation's stock option plan and the Corporation's standard form of stock option agreement, which Employee shall be required to sign as a condition of the issuance of the Initial Stock Option.


Section 5.   Benefits Upon Termination.

     Employee agrees that his employment may be terminated by the Corporation at any time, with or without cause. In the event of termination of Employee's employment by the Corporation, based on the reasons set forth below, he shall be entitled to the following:

          a.   Termination for Cause: If Employee's employment is terminated by
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               the Corporation for cause, Employee shall be entitled to no compensation or benefits from the Corporation other than those already earned under paragraphs 3 and 4 through the date of his termination. For purposes of this Agreement, a termination "for cause" occurs if (employee) is terminated for any of the following reasons:

               1. theft, dishonesty, or falsification of any employment or Corporation records;

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               2.   improper disclosure of the Corporation's confidential or
                    proprietary information, including a violation of the Non-Disclosure and Confidentiality Agreement.;

               3. any intentional act by Employee which has a material detrimental effect on the Corporation's reputation or business as determined by the Corporation; or,

               4. any material breach of this Agreement by Employee, which breach is not cured within thirty (30) days following written notice of such breach from the Corporation.

          b.   Termination Other Than For Cause: If Employee's
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               employment is terminated by the Corporation for any reason other than for cause, Employee shall be entitled to the following separation benefits:

               1. Continuation of Employee's Base Salary for a period of one year, such salary continuation payments to be made in accordance with the Corporation's ordinary payroll procedures without regard to whether Employee obtains alternative employment in the interim;

               2. Payment of an amount equivalent to the annual Performance Bonus due to Employee, less applicable withholding, with such payment to be made in twelve equal monthly installments;

               3. During the one year period of continuation of Base Salary, the Corporation shall provide Employee with the following benefits at the Corporation's expense: major medical, dental and hospitalization insurance coverage, disability insurance, life insurance, automobile insurance and similar programs that are made available from time to time by the Corporation to its executive officers, with the Employee continuing to pay the portion of such insurance premiums that would typically be paid by an employee of the Corporation; and,

               4. The Corporation will transfer, convey and assign to Employee the designated corporate vehicle ("demo") in current use by the employee at the vehicle's current market value. The Corporation shall execute and deliver to Employee a bill of sale for same.

          c.   Resignation for Good Reason: For purposes of paragraph
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               (b) of this Agreement, Employee's resignation for Good Reason following a Transfer of Control shall constitute a Termination Other Than for Cause.

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     For purposes of this Agreement, a "Transfer of Control" shall mean an
"Ownership Change Event" (as defined below) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Corporation immediately before the Transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Corporation or the corporation or the corporations to which the assets of the Corporation were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Corporation or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Corporation or Multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive .

     For purposes of this Agreement, "Good Reason" means any of the following conditions, which condition(s) remain(s) in effect 30 days after written notice to the Board from Employee of the following condition(s):

                    (i) a decrease in Employee's base salary and/or a material decrease in Employee's standard management bonus plan or employee benefits;

                    (ii) a material, adverse change in Employee's title, authority, responsibilities or duties, as measured against Employee's title, authority, responsibilities or duties immediately prior to such change;

                    (iii) any material breach by the Corporation of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Employee;

                    (iv) Any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

                    (v) Any purported termination of Employee's employment for "material breach of contract" which is not effected following a written notice satisfying the requirements of paragraph 5.

     For purposes of this Agreement, an "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Corporation:

                    (i) The direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Corporation of more than fifty percent (50%) of the voting stock of the Corporation;

                    (ii) A merger or consolidation in which the Corporation is a party;

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                    (iii)  The sale, exchange, or transfer of all or
                           substantially all of the assets of the Corporation;
                           or

                    (iv)   A liquidation or dissolution of the Company.


Section 6.   Benefits Upon Voluntary Termination.

     In the event Employee voluntarily resigns from his employment with the Corporation, or in the event that Employee's employment terminates as a result of his death or disability, Employee shall be entitled to no compensation or benefits from the Corporation other than those earned under paragraphs 3 and 4 above.


Section 7.   Remedy for Breach.

     The Employee acknowledges that a violation of any of the provisions of this Agreement, including its restrictive covenants, will cause irreparable damage to the Employer, its successors and assigns. The Employee consents that any violation shall entitle the Employer or its successors and assigns, in addition to any other rights or remedies it, or they, may have, to an immediate injunction restraining any violation.


Section 8.   Notices.

     All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the CEO at the Corporate Headquarters or to the Employee's last known home address, whichever is applicable.


Section 9.   Governing Laws.

     This Agreement shall be construed and enforced in accordance with the laws of the State of California excluding its conflict of law provisions.


Section 10.  Entire Agreement.

     This Agreement contains the entire agreement among the parties regarding Employee's pay plan and the "at-will" employment relationship. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by a writing signed by all the parties.


Section 11.  Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties; provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.


Section 12.  Confidential Information and Nondisclosure Agreement.

     Employee agrees to execute and abide by the terms and conditions of the Company's standard employee Confidential Information and Nondisclosure Agreement.

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Section 13.  Non-Solicitation of Employees.

     In the event that Employee's employment with the Company is terminated for any reason, Employee agrees that for a period of one year after the date of this Agreement, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services of any employee of the Corporation or its affiliated entities to any other person or entity, without the written consent of the President of the Corporation.


Section 14.  Attorneys' Fees.

     The prevailing party shall be entitled to recover from the losing party is attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.


Section 15.  Mandatory Binding Arbitration.

     Employee and Employer knowingly and voluntarily agree that in the event there is any dispute arising out of Employee's employment with, seeking employment with, or separation from the Employer that would require or allow resort to any court, regardless of the kind or type of dispute, including, but not limited to, claims of discrimination and harassment (except for claims before the National Labor Relations Board or claims for physical injury under the Worker's Compensation Act or disputes relating to misappropriation of intellectual property), such dispute shall be submitted exclusively to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. Sec. 1280 et seq.). All such arbitration proceedings shall take place in the city of San Francisco, California, at a mutually agreed upon location. Employee understands that by voluntarily agreeing to this binding arbitration provision, both the Corporation and the Employer give up the right to a trial by jury.


IT IS SO UNDERSTOOD AND AGREED:



EMPLOYEE:

Dated:     August        1, 1999       Signature:  /s/ Charles Oglesby
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EMPLOYER:

Dated:     August        1, 1999       Signature:  /s/ Thomas Price
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